Exhibit 10.1

Jason Napolitano                                                                                                                                                    March 31, 2004
Executive Vice President/CFO
Heska Corporation
1613 Prospect Parkway
Fort Collins, CO 80525

Re: Amendment to Amended and Restated Distribution Agreement between i-STAT Corporation and Heska Corporation effective February 9, 1999 (the “Agreement”).

i-STAT Corporation and Heska Corporation agree that the only consequences of this amendment shall be to move the final date for either party to provide prior written notice to the other party of its intention not to renew the Agreement at the end of the Additional Term that commenced on January 1, 2004, from March 31, 2004 to June 30, 2004.

i-STAT Corporation and Heska Corporation agree to amend the above Agreement as follows (amended language underlined):

Section 7.1 is hereby changed to read “Term of Agreement. The initial term of this Agreement (the “Initial Term”) shall commence effective February 9, 1999 after signed and delivered by both parties, and shall expire (if not automatically renewed as provided herein) on December 31, 2001. (As provided in Section 4.2, however, Distributor’s rights in the third year of this Agreement may be made non-exclusive if the Milestones are not achieved.) Thereafter, this Agreement shall renew automatically for additional renewal terms (each an “Additional Term”) of twelve (12) months each unless either party gives at least nine (9) months prior written notice to the other before the expiration of the Initial Term or any Additional Term that it does not wish to renew this Agreement beyond such Initial Term or such Additional Term, except that such notification of a decision not to renew the Agreement at the end of the Additional Term ending December 31, 2004 may be made six (6) months prior to expiration of such Additional Term (that is, by June 30, 2004); provided, however, that if Manufacturer fails to provide notice of termination within such six- or nine-month period, and Distributor fails to reach the Milestones for 2001 or any subsequent year of the Agreement (as adjusted pursuant to this Agreement), Manufacturer may elect to convert Distributor’s distribution rights hereunder from exclusive to non-exclusive for the following year (Milestones for years after 2001 shall be determined at the beginning of the preceding year, commencing at the beginning of 2001 for 2002 Milestones). (The Initial Term and each Additional Term shall be collectively referred to herein as the “Term”).”

The above revision constitutes the only change to the Agreement made by this amendment. All terms used with initial capital letters shall have the meanings set forth in the Agreement. All other terms and conditions of the above Agreement not changed or in conflict with this amendment are and will remain in full force and effect as set forth in the Agreement.

As agreed to by:

Heska Corporation /s/ Jason Napolitano (Authorized Signature) Jason Napolitano (Printed Name) Chief Financial Officer (Title) 3/31/04 (Date)	i-STAT Corporation /s/ John Mooradian (Authorized Signature) John Mooradian (Printed Name) President - Abbott Point of Care (Title) 3/31/04 (Date)